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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                ----------------

                                 JUNE 25, 1998
                       (Date of earliest event reported)


                            NOBEL INSURANCE LIMITED
             (Exact name of registrant as specified in its charter)


     ISLANDS OF BERMUDA                  0-10071               98-0076395
(State or other jurisdiction    (Commission file number)    (I.R.S. employer
    of incorporation or                                    identification no.)
        organization)

                           SUITE 409, INTERNATIONAL CENTRE
                                  26 BERMUDIANA ROAD
                               HAMILTON, BERMUDA HM 11
                       (Address of principal executive offices)


                                     441-292-7104
                           (Registrant's telephone number,
                                 including area code)


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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     At a special meeting (the "Special Meeting") of the shareholders of Nobel Insurance Limited (the "Company") held on June 18, 1998, the shareholders of the Company approved the Stock Purchase Agreement, dated December 19, 1997 (the "Sale Agreement"), by and among the Company, Nobel Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Nobel Holdings"), RenaissanceRe Holdings Ltd., an Islands of Bermuda company ("RenaissanceRe"), and Renaissance U.S. Holdings, Inc., a Delaware corporation and wholly owned subsidiary of RenaissanceRe ("Renaissance Holdings").

     In addition, at the Special Meeting the shareholders approved and adopted the Plan of Liquidation, dated as of January 30, 1998 ("Plan of Liquidation"), pursuant to which the Company: (a) reduced its share capital account by decreasing the par value of the Company's capital shares, $1.00 par value per share (the "Common Shares"), from $1.00 per share to $0.05 per share and transferred the amount of the reduction to its contributed surplus account, (b) reduced its share premium account to zero and transferred the amount thereof to its contributed surplus account, (c) temporarily adjourned the Special Meeting, (d) would consummate the Sale (as described below), (e) would cause Nobel Holdings to dissolve, liquidate, and distribute to the Company the net cash remaining after the Sale and payment of its known debts (as described below), (f) would make an initial liquidating distribution to shareholders of the Company of up to $13.00 in cash per Common Share (the "Initial Distribution"), and (g) would reconvene the Special Meeting to present to the Company shareholders a proposal for the voluntary winding up of the Company under Bermuda law.

     On June 25, 1998, the Company consummated the sale of its U.S. operating subsidiaries (the "Sale") to RenaissanceRe pursuant to the Sale Agreement for a cash purchase price of $54,106,000 paid to Nobel Holdings and RenaissanceRe made a limited recourse loan in the amount of $8,894,000 to the Company to facilitate the Company's liquidation.

ITEM 5.   OTHER EVENTS

     Following consummation of the Sale, Nobel Holdings filed a Certificate of Dissolution with the Secretary of State of Delaware on June 26, 1998. Nobel Holdings and the Company thereafter adopted a plan of distribution, pursuant to which Nobel Holdings paid its known debts and liabilities, reserved for contingent liabilities that may arise in the future, paid its intercompany account balance to the Company in the amount of $31,299,041, and then distributed approximately $17,875,000 to the Company in liquidation.

     On July 3, 1998, pursuant to the Plan of Liquidation, and as approved by the Board of Directors of the Company on June 18, 1998, the Company paid the Initial Distribution in the amount of $13.00 per Common Share to shareholders of record on June 29, 1998, in the aggregate amount of $60,197,046.

     On July 10, 1998, upon reconvening the Special Meeting, the shareholders of the Company approved the following proposal to:

     (a) voluntarily wind up the Company (the "Liquidation") in accordance with the laws of Bermuda including The Companies Act 1981 and The
          Companies (Winding Up) Rules 1982 (collectively, the "Companies Act");

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     (b)  appoint Malcolm Butterfield of the Bermuda office of KPMG Peat Marwick as the liquidator of the Company (in such capacity, the "Liquidator") to act as Liquidator to carry out the Liquidation under the Companies Act;

     (c) compensate the Liquidator with a fee of not more than $325.00 per hour with a minimum fee of $5,000.00 plus reimbursement of out-of-pocket expenses; and

     (d) notwithstanding the appointment of the Liquidator, continue the authority of the directors (Jeffry K. Amsbaugh, Robert C. Duvall, Gregory E. Leonard, Thomas J. O'Shane, Roger T. Rankin, and Robert B. Sanborn) and officers (Jeffry K. Amsbaugh, Thomas B. Nimmo, Douglas W. Caudill, and Bryan L. Martin) of the Company to exercise such powers as directors and officers, respectively, of the Company as may be necessary or appropriate to facilitate the Liquidation, including without limitation compliance with statutory and regulatory requirements to which the Company continues to be or may become subject, but expressly excluding such powers and functions falling within the scope of the Liquidator under the Companies Act.

     Pursuant to the Companies Act, the voluntary winding up of the Company commenced immediately upon approval of the foregoing by the Company's shareholders. Upon commencement of the winding up process, the Company has ceased to carry on its business, except to the extent required for the winding up period.

     Pursuant to the Companies Act, any transfer of Common Shares after the commencement of the winding up is void unless approved by the Liquidator. The Liquidator has, however, generally authorized the continued public trading of the Company's Common Shares.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

   (a)  Financial statements of businesses acquired -- not applicable.

   (b)  Pro forma financial information.

        Pro forma financial information reflecting the transactions described herein will be filed as soon as possible, but not later than 60 days from the date this report must be filed.

   (c)  Exhibits:

        2.1  --   Plan of Liquidation, dated January 30, 1998 (incorporated by reference to Appendix B of the Company's Definitive Proxy
                  Statement on Schedule 14A dated and filed as of May 12, 1998).

        10.1 -- Stock Purchase Agreement dated as of December 19, 1997, by and among the Company, Nobel Holdings, RenaissanceRe and Renaissance Holdings (incorporated by reference to Appendix A of the Company's Definitive Proxy Statement on
                  Schedule 14A dated and filed as of May 12, 1998).

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                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NOBEL INSURANCE LIMITED



Dated: July 10, 1998               By: /s/ JEFFRY K. AMSBAUGH
                                       ----------------------------------
                                       Jeffry K. Amsbaugh, President





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